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FOR IMMEDIATE RELEASE                                              EXHIBIT 10.1

CONTACTS:

Barbara Archer             Thomas Tennessen          Nina Piccinini
Metzger Associates         eSoft Inc.                Apexx Technology, Inc.
303-786-7000 x211          303-444-1600              208-336-9400 x3130
archer@metzger.com         tom@esoft.com             ninap@apexxtech.com


        ESOFT EXECUTES LETTER OF INTENT TO ACQUIRE APEXX TECHNOLOGY INC.;
         MERGER TO CREATE LARGEST INSTALLED BASE OF ALL-IN-ONE INTERNET
                                   APPLIANCES

           Combination Creates Market Leader in Internet Solutions for
                         Small-to-Medium Size Businesses

BOULDER, Colo., November 24, 1998 -- eSoft Inc. (NASDAQ: ESFT) today announced the signing of a letter of intent agreement to acquire Apexx Technology Inc., a private company headquartered in Boise, Idaho. eSoft will exchange approximately
2.95 million shares of eSoft's common stock for all of the shares of Apexx. Additionally, eSoft will extend to Apexx a working capital line of credit of up to $500,000, secured by all the assets of Apexx. Apexx, with 35 employees, is anticipating revenues of approximately $4 million in 1998. According to company officials, this transaction creates the technology and market leader in the fast-emerging market for Internet thin servers, and results in the combined company having the largest installed base of all-in-one Internet appliances in the world.

The companies intend for the acquisition to be a tax-free exchange accounted for as a pooling of interests. The completion of the transaction is subject to several conditions, including execution of a definitive purchase agreement and approval of the agreement by both companies' boards of directors and shareholders. The anticipated completion date for the transaction is March 31, 1999.

"In Apexx, I found a company that has the same `customer first' outlook as eSoft," said Phil Becker, chairman and founder of eSoft. "The synergies in personnel, channels and product that will result from this combination will create an immediate dominant position in this emerging marketplace. "

"These two companies make a great combination for a number of reasons that we believe will provide excellent value for customers and shareholders of both organizations," said Jeff Finn, the president and CEO of eSoft. "Apexx's award-winning TEAM Internet products provide eSoft with a turnkey solution for the small business customer and strategically complement the IPAD family. We can now target customers with anywhere from two to over a thousand employees with our Internet access solutions."


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Finn continued, "The company's respective distribution networks match up very nicely -- Apexx has a proven sell-through track record with strengths in North America, Europe and the reseller channels, while eSoft has established significant North American, Latin American and Asian distribution networks. Additionally, the acquisition of Apexx provides considerable R&D depth and experience to eSoft. With this transaction, eSoft will become the market leader in terms of both units shipped and revenues in the exciting and fast-growing Internet appliance/thin-server market segment."

"Given a market segment expected to be over half a billion dollars in the year 2000, market leadership is everything," said Tom Loutzenheiser, president and CEO of Apexx Technology, Inc. "This merger creates the clear product and market leader in Internet thin-servers. Our combined teams cover all the core competencies needed to deliver powerful solutions that help customers make the most of the Internet. With a full product line and significantly more resources to deliver new and enhanced Internet thin-servers, our customers are the ultimate winners in this merger."

ABOUT ESOFT INC.
Founded in 1984 and based in Boulder, Colo., eSoft Inc. develops and markets the IPAD (Internet Protocol ADapter) family of products. The IPAD integrates the hardware and software an organization needs to connect its local area network
(LAN) to the Internet. The IPAD defines a new product category -- the all-in-one Internet box. Key features include: firewall protection, e-mail, Web browsing and Web publishing capabilities. With an IPAD, a company benefits from dramatically lower product and installation costs than those costs associated with traditional Internet connectivity solutions. eSoft is publicly traded on NASDAQ under the symbol ESFT. For additional information, contact Jeff Finn or Tom Tennessen of eSoft at 5335 Sterling Drive, Boulder, Colo. 80301 USA; phone
(303) 444-1600; fax (303) 444-1640, e-mail tom@esoft.com or www.esoft.com.

ABOUT APEXX TECHNOLOGY INC.
Founded in 1992, Apexx Technology, Inc. is a private corporation that provides complete Internet access and productivity solutions. Apexx's award-winning TEAM Internet family of products targets small-to-medium size businesses, providing a turnkey Internet/Intranet solution that gives the customer a powerful, affordable and easy to manage Internet presence. Key features include: Internet connectivity/routing, firewall protection, e-mail server, Web browsing, Web publishing capabilities and Web filtering applications. TEAM Internet has won many industry awards, including "Best of LAN Times," Internet Magazine "Net Best" product, PC Computing MVP Finalist, and Internet World "Best of Show" Finalist. With thousands of units shipped and installed, Apexx products are sold through an international network of distributors, Value Added Resellers and retail outlets. For additional information, contact Tom Loutzenheiser or Nina Piccinini, press relations, at 506 South 11th Street Boise ID 83702 USA; phone:
1-800-767-4858 or (208) 336-9400; fax: (208) 366-9445; e-mail:
sales@apexxtech.com or www.apexxtech.com

                                       ###

Statements made in this Press Release that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1993("The ACT") and Section 21E of the Securities Exchange Act of 1934. These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company intends that such forward-looking statements be subject to the safe harbors for such statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and


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events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, and failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. Additional risks and uncertainties which may affect forward-looking statements about the Company's IPAD business and prospects include the possibility that a competitor will develop a more comprehensive or less expensive IPAD solution, delays in market awareness of eSoft and its products, possible delays in eSoft's marketing strategy, which could have an immediate and material adverse effect by placing eSoft behind its competitors. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Form 10-KSB for the fiscal year ended December 31, 1997 and Form 10-QSB for the quarter ended September 30, 1998, to which reference should be made. TEAM Internet is a registered trademark of Apexx Technology, Inc.